Exhibit 5.2

Date: June 2, 2020

To: Skillful Craftsman Education Technology Limited

Floor 4, Building 1, No. 311, Yanxin Road

Huishan District, Wuxi

Jiangsu Province, PRC 214000

Re: Legal Opinion on Certain PRC Law Matters

Dear ladies/Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the sole purpose of this legal opinion, excluding Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region) and as such are qualified to issue this opinion on the laws and regulations of the PRC.

We have acted as PRC legal counsel for Skillful Craftsman Education Technology Limited, a company incorporated under the laws of the Cayman Islands (the “Company”); in connection with the proposed initial public offering (the “Offering”) of up to 3,450,000 shares, par value $0.0002 per share, of the Company’s ordinary shares (the “Shares”), warrants to be sold and issued to the Underwriters to purchase up to 5% of the number of Shares sold and issued in the Offering, and the proposed listing of the Shares on the NASDAQ Capital Market (the “Listing”) by the Company on a registration statement on Form F-1, including all amendments and supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

A.	Documents Examined, Definition and Information Provided

In connection with the furnishing of this opinion, we have examined copies, certified or otherwise identified to our satisfaction, of documents provided to us by the Company and the PRC Entities (as defined below) and such other documents, the Registration Statement, corporate records, certificates, approvals and other instruments as we have deemed necessary for the purpose of rendering this opinion, including, without limitation, originals or copies of the certificates issued by PRC governmental authorities and officers of the Company. All of these documents are hereinafter collectively referred to as the “Documents”.

Unless the context of this opinion otherwise provides, the following terms in this opinion shall have the meanings as ascribed to them as follows:

(a)	“PRC Laws” mean all laws, regulations, statutes, rules, orders, decrees, guidelines, notices, judicial interpretations, subordinate legislations of the PRC (for the sole purpose of this opinion, excluding the laws of Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan Region);
(b)	“Government Agency” mean any court, competent government authority or regulatory body or any stock exchange authority of the PRC;
(c)	“Governmental Authorizations” means any licenses, approvals, consents, waivers, orders, sanctions, certificates, authorizations, filings, disclosures, registrations, exemptions, permissions, endorsements, annual inspections, clearances, qualifications, permits or licenses by, from or with any Governmental Agency pursuant to any PRC Laws;
(d)	“Circular 37” means the Notice on Relevant Issues Concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Financing and Round-Tripping Investment via Overseas Special Purpose Vehicles issued by SAFE on July 4, 2014 and its implementing rules and guidelines;
(e)	“PRC Entities” means (i) Skillful Craftsman Internet Technology (Wuxi) Limited (“Craftsman Wuxi”), a limited liability company formed under the laws of PRC, which is indirectly wholly owned by the Company; and (ii) Wuxi Kingway Technology Limited (“Wuxi Wangdao”), a limited liability company formed under the laws of PRC having contractual arrangements with Craftsman Wuxi; and individually a “PRC Entity”;
(f)	“VIE Agreements” means the agreements described under the caption “Corporate History and Structure” in the Registration Statement; and
(g)	“Material Adverse Effect” means a material adverse effect on the general affairs, managements, conditions (financial or otherwise), business, properties, results of operations, shareholders’ equity or business prospects of the Company or, taken as a whole, the PRC Entities.

B.	Assumptions

In our examination of the aforesaid Documents, we have assumed, without independent investigation and inquiry that:

(a)	all signatures, seals and chops are genuine and were made or affixed by representatives duly authorized by the respective parties, all natural persons have the necessary legal capacity, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photo static copies conform to their originals;
(b)	the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, modifications or other changes have been made with respect to any of the Documents after they were submitted to us for the purposes of this opinion;
(c)	all factual statements contained in the Documents are truthful, accurate and complete;
(d)	each of the parties to the Documents (other than PRC Entities) is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation, and has been duly approved and authorized where applicable by the competent governmental authorities of the relevant jurisdiction to carry on its business and to perform its obligations under the Documents to which it is a party;

(e)	all information (including factual statements) provided to us by the Company and PRC Entities in response to our enquiries for the purpose of this opinion is true, accurate, complete and not misleading, and that the Company and PRC Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;
(f)	that all parties have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;
(g)	that all parties have duly executed, delivered and performed the Documents to which they are parties, and all parties will duly perform their obligations under the Documents to which they are parties;
(h)	that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Agencies by lawful means;
(i)	that all the Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them, other than PRC Laws; and
(j)	that this opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

In rendering the following opinions, we state that we are not admitted to practice in any country other than the PRC, and we express no opinion as to any laws other than the laws of the PRC. To the extent, the Registration Statement, or any other document referenced therein or herein, is governed by any law other than that of the PRC, we have assumed that no such other laws would affect the opinion stated herein.

C.	Opinions

Based on the foregoing, we are of the opinion that on the date hereof:

(1)	Each of the PRC Entities has been duly incorporated and is validly existing under the PRC Laws, with full legal person status and its business license is in full force and effect; the articles of association of each of the PRC Entities, the business license and other constituent documents of each of the PRC Entities comply with the requirements of applicable PRC Laws, have been approved by the relevant PRC authorities and are in full force and effect. To our best knowledge after due inquiry, the PRC Entities are not in violation of any provision of their respective organizational documents. None of the PRC Entities has taken any action nor had any steps taken, nor has legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of any of the PRC Entities, nor has there been any suspension, withdrawal, revocation or cancellation of any of their respective business licenses.
(2)	The registered capital of Craftsman Wuxi has not been contributed yet, as according to the its Article of Association as recorded at local Administration for Market Regulation, such registered capital shall be contributed within 30 years upon the issuance date of the business license of Craftsman Wuxi, i.e., January 16 2019, while the registered capital of Wuxi Wangdao has been fully paid in accordance with the relevant PRC Laws, the Governmental Authorizations and its respective articles of association. All the equity interest in the registered capital of the PRC Entities is legally owned by such PRC Entities’ respective shareholder(s) as set out in their respective articles of association, and to the best of our knowledge after due inquiry, has obtained all governmental authorizations required under PRC Laws in relation to its ownership interest in such PRC Entities.

(3)	Each of the PRC Entities has full legal right, power and authority and is qualified to own, use, lease and operate its assets and to conduct its business in the manner presently conducted and as described in the Registration Statement.
(4)	Except as disclosed in the Registration Statement, none of the PRC Entities is (a) in violation of its articles of association, business license, approval certificate (if any) or any other constitutional document (if any), (b) in breach of or default in the performance or observance of any binding agreements to which such PRC Entity is a party or by which it or any of its properties may be bound or affected, or (c) in violation of any applicable PRC Laws or decree, judgment, decision or order of any Government Agency, except in the case of (b) and (c) above, for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.
(5)	Except as disclosed in the Registration Statement and to the best of our knowledge after due inquiry, there are no legal, arbitral, administrative or governmental proceedings pending or threatened in the PRC to which any of the PRC Entities is a party or of which any property of any of the PRC Entities is the subject which, if determined adversely or such PRC Entities, would individually or in the aggregate have a Material Adverse Effect.
(6)	Except as disclosed in the Registration Statement, (a) none of the PRC Entities is currently prohibited from paying any dividends on their equity interests subject to the restriction under VIE Agreements and (b) all dividends and other distributions declared and payable upon the interests in Craftsman Wuxi in accordance with its articles of associations and PRC Laws in Renminbi, after full payment of all the applicable taxes and full allocation of statutory reserve fund under the PRC Laws, may be converted into foreign currency and transferred out of the PRC, provided that the remittance of such dividends and other distributions out of the PRC is subject to complying with the procedures required by the relevant PRC Laws relating to foreign exchange.
(7)	To the best of our knowledge after due inquiry, no labor dispute, work stoppage, slow down or other conflict with the employees of any of the PRC Entities exists and there is no action, suit, proceeding, inquiry or investigation before or brought by any Governmental Agency against any of the PRC Entities on labor or employment matters is the subject which, if determined adversely to such PRC Entities, would have a Material Adverse Effect.
(8)	To the best of our knowledge after due inquiry, each of the PRC Entities has registered with the relevant PRC tax bureau and is not delinquent in the payment of any taxes due and there is no tax deficiency which might be assessed against it, and there is no material breach or violation by each of the PRC Entities of any applicable PRC tax law or regulation except as disclosed in the Registration Statement.
(9)	Except as disclosed in the Registration Statement and to the best of our knowledge after due inquiry, the Company has taken all necessary steps to ensure compliance by all of the Company’s direct or indirect shareholders who are deemed as PRC resident individuals and confirmed by the Company with Circular 37 in connection with such PRC resident individuals’ direct or indirect offshore round-tripping investment activities, including without limitation, requiring each such shareholder to complete registration and other procedures required under Circular 37.
(10)	Except as disclosed in the Registration Statement and subject to full compliance with the PRC General Principle of Civil Law, the PRC Civil Procedure Law and the relevant civil substantive and procedural requirements in the PRC, (a) the irrevocable submission of the Company to the jurisdiction of the New York Courts, the waiver by the Company of any objection to the venue of a proceeding in a New York Court, the waiver and agreement of the Company not to plead an inconvenient forum, and the agreement of the Company that the Underwriting Agreement be construed in accordance with and governed by the laws of the State of New York are valid and legal under PRC Laws; (b) service of process effected in the manner set forth in the Underwriting Agreement does not contravene PRC Laws and, insofar as matters of PRC Laws are concerned, are effective to confer jurisdiction over the equity interests in subsidiaries, assets and property of the Company in the PRC, subject to compliance with the PRC Civil Procedure Law if the service of process is conducted in the PRC; and (c) any judgment obtained in a New York Court arising out of or in relation to the obligations of the Company under the Underwriting Agreement will be recognized by PRC courts in accordance with PRC Laws, subject to the conditions, restrictions and uncertainties described under the caption “Enforceability of Civil Liabilities” in the Registration Statement.

(11)	Under the PRC Laws, none of the PRC Entities, or any of their respective properties, assets or revenues, is entitled to any right of immunity on the grounds of sovereignty or otherwise from any legal action, suit or proceeding, set off or counterclaim, from the jurisdiction of any court in the PRC, from service of process, from attachment prior to or in aid of execution of judgment, or from other PRC legal process or proceeding for the granting of any relief or the enforcement of any judgment of a PRC court.
(12)	Other than the potential withholding of PRC taxes on holders of the ADSs who are non-residents of the PRC in respect of (a) any payments, dividends or other distributions made on the ADSs or (b) gains made on sales of the ADSs between non-residents of the PRC consummated outside the PRC, and except as disclosed in the Registration Statement, there are no other PRC income tax or other PRC taxes applicable to such ADS holders unless the holder thereof is subject to such taxes in respect of the ADSs by reason of being connected with the PRC other than by reason only of the holding of the ADSs or receiving payments in connection therewith as described in the Registration Statement.
(13)	The contractual arrangement as set forth under the heading “Corporate History and Structure” , among Craftsman Wuxi, Wuxi Wangdao, Wuxi Wangdao’s shareholders and their spouses (the “VIE Agreements”), both currently and immediately after giving effect to the Offering, is valid, binding and enforceable in accordance with applicable PRC Laws, and will not result in any violation of PRC Laws currently in effect. However, as there are substantial uncertainties regarding the interpretation and application of PRC Laws, there can be no assurance that Government Agency will not take a view that is contrary to or otherwise different from our opinion stated above.
(14)	On August 8, 2006, six PRC Government Agencies, namely, the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission, and the State Administration of Foreign Exchange, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rule”), which became effective on September 8, 2006 and was amended on June 22, 2009. The M&A Rule requires among other things, that an overseas special purpose vehicle formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission (“CSRC”), prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. In September 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, the CSRC has not issued any definitive rules or interpretations concerning whether offerings such as the Offering are subject to the CSRC approval procedures under the M&A Rule. Based on our understanding of the explicit provisions under the PRC Laws as of the date hereof, we believe that since the Craftsman Wuxi was not established by means of merging with or acquisition directly or indirectly of the equity interest or assets of any “domestic company” as defined under the M&A Rule, and no provision in the M&A Rule classifies the contractual arrangement contemplated under the VIE Agreements as a type of acquisition transaction falling under the M&A Rule, we are of the opinion that the issuance and sale of the Shares by the Company on the NASDAQ Capital Market, do not require any Governmental Authorization. However, there are substantial uncertainties regarding the interpretation and application of current PRC laws and regulations and there can be no assurance that the Government Agency will ultimately take a view that is consistent with our opinion stated above.

(15)	The recognition and enforcement of foreign judgments are subject to compliance with the PRC Civil Procedure Law and relevant judicial interpretations on civil procedure requirements in PRC. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedure Law, courts in the PRC will not enforce a foreign judgment against PRC Entities or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or in the British Virgin Islands.
(16)	The statements in the Registration Statement under the captions “Risk Factors”, “Business”, “Enforceability of Civil Liabilities” and “Taxation”, insofar as such statements constitute summaries of the PRC legal matters referred to therein, in each case to the extent, and only to the extent, governed by PRC Laws, fairly present the information and summarize in all material aspects the matters referred to therein; and such statements are true and accurate in all material aspects, and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.
(17)	Except for the potential tax liabilities described in the Registration Statement, no transaction or stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of the Company or the underwriters as listed under the captions “Underwriting” (“Underwriters”) to any Governmental Agency in connection with (a) the creation, issuance, sale and delivery of the Shares, (b) the sale and delivery by the Company of the Shares to or for the accounts of the Underwriters in the manner contemplated in the Underwriting Agreement, (c) the execution, delivery and performance of the Underwriting Agreement by the Company and the Underwriters, (d) the listing and trading of the Shares as contemplated under the Underwriting Agreement and the Registration Statement, (e) the sale and delivery by the Underwriters of the Shares to the initial purchasers thereof in the manner contemplated in the Underwriting Agreement and the Registration Statement or (f) any dividends or distributions made by the Company to the holders of the Shares who are not PRC residents.
(18)	Assuming no issuance or sale of the Shares has been or will be made directly or indirectly within the PRC, the entry into and performance or enforcement of the Underwriting Agreement in accordance with their respective terms will not subject the Underwriters to any requirement to be licensed or otherwise qualified to do business in the PRC, nor will any Underwriters be deemed to be resident, domiciled, carrying on business through an establishment or place in the PRC or be in breach of the PRC Laws by reason of entry into, performance or enforcement of the Underwriting Agreement.
(19)	All matters of PRC Laws relating to the Company, each of the PRC Entities and their respective businesses and other statements with respect to or involving PRC Laws set forth in the Registration Statement are correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

This opinion relates only to PRC Laws and we express no opinion as to any laws other than PRC Laws. PRC Laws as used in this opinion refers to the PRC Laws currently in force as of the date of this opinion and there is no guarantee that any of such PRC Laws will not be changed, amended or revoked in the immediate future or in the longer term with or without retroactive effect.

We hereby consent to the use of this opinion in, and the filing hereof as Exhibit 5.2 to the Registration Statement, and to the reference to our name in such Registration Statement.

Yours faithfully,

/s/ V&T Law Firm (Shanghai Office)

V&T Law Firm (Shanghai Office)